Exhibit 10.19

November 10, 1999

Bruce Albertson
250 South Ocean Blvd. Apt 12-F
Boca Raton FL 33432

Dear Bruce:

    On behalf of the Board of directors of Iomega Corporation, I am pleased to offer you the position of President and COO, reporting to myself, at our Corporate Headquarters in Roy, Utah. You will be named President and Chief Executive Officer following Q4 earnings announcement on or about 1/20/2000. In this capacity, you will be responsible for strategic and operational leadership. We would like you to join us as soon as possible.

    To confirm the compensation arrangements that are commensurate with this position.

Base Salary

    Your salary will be $500,000 per year, payable in bi-weekly installments in accordance with Iomega's normal payroll procedures, subject to withholding taxes and other normal deductions. Salary increases are determined on the advise of the compensation committee based on assessed performance. It is our intent to revise executive salaries every other year in furtherance of our objective of emphasizing the performance based compensation elements, both annual and long term, of our total compensation packages.

    A $225,000 sign on bonus (minus applicable withholding taxes) will be payable upon hire. If you voluntarily terminate your employment at Iomega prior to the completion of one year of service, your sign-on bonus amount ($225,000) including applicable withholding taxes, must be repaid to Iomega in full.

Annual Incentive

    Your annual incentive award will be targeted at $500,000. Actual awards will vary from the target based on the achievement of specific goals and the Board's assessment of performance. As currently constituted, the incentive opportunity is uncapped. We anticipate establishing goals for 2000 in cooperation with you immediately after you join us. Recognizing that you will need time to assess the company's capabilities and develop a sound business plan, we will guarantee a 2000 annual incentive award of at least $300,000.

    Our normal practice is to determine and pay annual incentive awards in cash by mid-March following the close of the fiscal year on December 31st.

Long Term Incentives

    You will be granted an option to purchase 1,000,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date. The Fair Market Value of the stock is determined by the average of the high and low price on the day preceding the announcement of your appointment. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation, and non-competition.

    In addition, you will be granted an option to purchase 250,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on the your start date. The Fair Market Value of the stock is determined by the average of the high and low price on the day preceding the announcement of your appointment. These shares will be 100% vested upon your date of hire and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation and non-competition.

Benefits

    Iomega provides a comprehensive program of employee benefits, including

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  Medical expense protection, including hospitalization, major medical and dental coverage

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  401 (k) retirement savings plan

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  Vacation and Holidays

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  Participation in the Executive Life Insurance Program at two times annual base salary, subject to medical underwriting

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  Participation in the Executive Long Term Disability Program

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  Participation in the Executive Tax Planning Services provided by Price Waterhouse

Relocation

    Iomega provides comprehensive relocation assistance, as described in the attached policy.

Severance and Change in Control Protection

    We have every confidence that your relationship with Iomega will be a long and prosperous one. However, in the unlikely event that the Board should terminate you without cause, we will continue your salary, target annual incentive and benefits for 12 months.

    You will be covered by the Change of Control Provsion adopted and passed by the Board of Directors. Under a modified, single trigger change of control provision, your salary, annual bonus at target, and benefits will be continue for 24 months under the following circumstance:

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  If within one year from the date of change in control, your employment is terminated by the Company other than for cause

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  If you exercise an option to leave within 30 days following completion of one year from date of change of control

    However, these payments would be reduced (or in the case of benefits, eliminated) once subsequent employment is obtained during the period. Outplacement services will be provided to assist your search for new employment.

    The start of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter, your signature on an agreement regarding confidentiality, non-solicitation and non-competition, and proof of your eligibility to work in the United States. As you will note, this offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason and with or without notice.

    Additionally, it is Iomega's policy that all employees successfully pass a drug screen at an Iomega approved facility prior to beginning employment. The actual test date is at Iomega's discretion.

    We are looking forward to you joining Iomega. Please fax a signed copy of the offer letter (indicating the date you will begin work) and relocation agreement to Kevin O'Connor. In the meantime, if you have any questions, please contact me at 801-332-4748.

Sincerely,

David Dunn
Chairman

/s/ Bruce R. Albertson Signed and Accepted	11-11-99 Date	Start Date

KMO
Enc.

Offer expires: November 12, 1999